EXHIBIT 23.2







CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 33-26185 and 33-60705) and the Registration Statements on Form S-8 (File Nos. 2-90419, 33-22125, 33-38714,
33-53573 and 33-58931) of Union Carbide Corporation of our report dated January 24, 1994 relating to the consolidated financial statements of UOP and its subsidiaries appearing on page 17 of Union Carbide Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, which is incorporated by reference in this Annual Report on Form 10-K.


PRICE WATERHOUSE LLP


Chicago, Illinois
March 19, 1996